[PricewaterhouseCoopers - logo]	PricewaterhouseCoopers LLP 350 South Grand Avenue Los Angeles, California 90071 Telephone (213) 356 6000 Facsimile (813) 637 4444

February 22, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by The Investment Company of America (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Form N-SAR of The Investment Company of America dated February 26, 2010.  We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP